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                                                                  EXHIBIT 11 (1)


Layne Christensen Company
Statement Regarding Computation of per Share Earnings
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

                                                                          Year Ended January 31
                                                            --------------------------------------------------
                                                                  2000              1999            1998
                                                            ----------------    -----------    ---------------

COMPUTATION OF PER SHARE EARNINGS (IN
  THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss)                                           $        (7,665)   $     1,201    $    11,427
                                                            ===============    ===========    ===========
Weighted average common shares
     outstanding                                                 11,675,000      11,639,000     10,128,000
Dilutive stock options                                                -             268,000        400,000
                                                            ---------------    -----------    -----------
                                                                 11,675,000      11,907,000     10,528,000

Per share:
     Basic earnings (loss) per share                         $       (0.66)     $      0.10    $      1.13
                                                            ===============    ===========    ===========
     Diutive earnings (loss) per share                       $       (0.66)     $      0.10    $      1.09
                                                            ===============    ===========    ===========

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